                               LICENSE AGREEMENT
                               -----------------

  This Agreement is made between Carbite Inc., a California corporation having an address at 9985 Huennekens Street, San Diego, CA 92121 ("Licensor"), and Wilson Sporting Goods Co., a Delaware corporation having its principal offices at 8700 W. Bryn Mawr, Chicago, IL 60631 ("Licensee"). This Agreement shall be deemed effective on April 1, 2001.

  WHEREAS, Licensor represents that it is the owner of all right, title and interest in all of the Licensed Property, as defined below; and

  WHEREAS, the parties desire to execute this License Agreement in accordance with its terms;

  NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS
            -----------

            1.1 "Density" of the core or cover component of a golf ball shall mean: the weight of such component divided by the volume of such component.

            1.2  "Licensed Property" shall mean and include:

                  (A) A golf ball having a core and one or more cover layers, in which the Density of the core is the same as: (i) the Density of the cover, if the golf ball is a two-piece golf ball, or (ii) the Density of each cover layer, if the golf ball has two or more cover layers; and

                  (B) Any patent which is issued to Licensor, or any company or person affiliated with Licensor, and which is owned or controlled by Licensor concerning (whether specifically or more generally) the technology described in the preceding clause (A), including any and all continuations, continuations-in-part, reissuances, re-examinations, and divisions, and any corresponding foreign patents. Such patent(s) may be referred to herein as a "Patent" or the "Patents."

                  ****

            1.3 "Licensed Products" shall mean golf balls which utilize the Licensed Property.

            1.4  "Territory" shall mean worldwide.

            1.5 "Net Sales" shall mean aggregate invoiced sales of Licensed Products, sold by Licensee during the Term throughout the Territory, less freight, sales taxes, returns actually credited, and allowances on invoices actually taken by customers. Sales to an affiliate of Licensee shall not constitute a "Net Sale" by Licensee. The "Net Sale" shall occur upon the first sale from Licensee, or its corporate affiliate, to an unaffiliated party.

            1.6  "Royalty Amount" shall have the following meaning during the
Term:

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            From April 1, 2001 through December 31, 2003, the Royalty Amount shall be: (A) ****% (****percent) of Net Sales of Licensed Products, for any Net Sales up to the first one million dozen Licensed Products (i.e., twelve million Licensed Product golf balls) sold by Licensee in the Contract Year, or (B) ***% (**** percent) of Net Sales of Licensed Products, on any Net Sales in excess of one million dozen Licensed Products sold by Licensee in the Contract Year; provided, that the Royalty Amount in preceding clauses (A) and (B) shall be capped at $**** (**** cents, U.S.) per dozen of Licensed Products. Royalty Amounts shall be paid in U.S. dollars. Royalty Amounts on Net Sales made in currencies other than U.S. dollars shall be converted to U.S. dollars as follows: for each quarterly period for reporting and paying Royalty Amounts, Licensee will determine the Net Sales made in each foreign currency, calculate the Royalty Amount in the foreign currency, and then convert to U.S. dollars by using the exchange rate published in the U.S. Wall Street Journal on the last business day of the calendar quarter in that quarterly reporting period.

            On and after January 1, 2004 during the Term, the Royalty Amount shall be payable only on Net Sales of Licensed Products which are covered by the claims of a Patent which has issued in the jurisdiction of the sale. If on or after January 1, 2004, a Licensed Product sold by Licensee is covered by the claims of an issued Patent in the jurisdiction of the sale, the Royalty Amount shall be calculated the same way as set forth in the preceding grammatical paragraph.

            However, if on or after January 1, 2004, a Licensed Product is not covered by an issued Patent in the jurisdiction of the sale, then no Royalty Amount shall be owed on the sale or distribution of such Licensed Product. This License Agreement shall remain in effect during the pendency of any patent applications (even though no Royalty Amounts may be due). If Licensor determines, after January 1, 2004, that no Patents covering the Licensed Products sold by Licensee will ever issue, then the Agreement shall terminate, and Licensee shall have no Royalty Amount obligations to Licensor, or other restrictions, respecting the Licensed Products sold or distributed after January 1, 2004.

            In other words, between April 1, 2001 and December 31, 2003, Licensor's entitlement to the Royalty Amount is in compensation for giving Wilson a "first mover" advantage. However, on and after January 1, 2004, Licensor shall be entitled to a Royalty Amount only if that advantage has been made exclusive and sustainable by the issuance of a Patent covering Licensee's golf balls in the jurisdiction of sale of such Licensed Product.

           1.7 "Contract Year" shall mean a twelve-month period from January 1 through the following December 31 during the Term. However, Contract Year One shall be the 21-month period from April 1, 2001 through December 31, 2002. Contract Year Two shall be the 2003 calendar year. Subsequent Contract Years shall be subsequent calendar years while this Agreement remains in effect.

SECTION 2.  LICENSE GRANT
            -------------

            Licensor grants to Licensee, on the terms and conditions stated in this Agreement, the exclusive license and right to make, have made, use,
                    ---------
advertise, promote, sell, import and otherwise distribute in the Territory the Licensed Products. The parties agree to the adequacy of consideration stated in this Agreement.

            Licensee, at its sole discretion and election, can convert this license into a non-exclusive license, without further Annual Minimum Royalty obligations under Section 3.2, at any time after Licensee

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has paid Licensor an aggregate of $500,000 in Royalty Amounts or Annual Minimum
Royalty amounts under this License Agreement. Licensee must give Licensor written notice of its election to convert the license to a non-exclusive license.

SECTION 3.  PAYMENTS
            --------

            3.1  Quarterly Payments.  Payments of Royalty Amounts shall be made
                 -------------------
quarterly, with reports in a form and substance mutually agreeable to the parties. Royalty reports and payments shall be due within 30 days after the end of each calendar quarter.

            3.2  Annual Minimum Royalty.  If the quarterly payments of Royalty
                 -----------------------
Amounts do not meet or exceed the Annual Minimum Royalty (described below) for the applicable Contract Year, then Licensee shall pay Licensor, within 30 days after the end of the Contract Year, the amount by which the Annual Minimum Royalty exceeds the aggregate Royalty Amount for that Contract Year.

            Contract Year                            Annual Minimum Royalty
            -------------                            ----------------------

            Contract Year One (4/1/01 - 12/31/02)    $160,000
            Contract Year Two (Calendar Year 2003)   $160,000

            For any and all Contract Years after Contract Year Two, the Annual Minimum Royalty shall be $160,000 per Contract Year; provided, that the Annual Minimum Royalty shall be zero for those Contract Years after Contract Year Two in which a U.S. Patent has not issued describing the Licensed Property and the Licensed Products sold by Licensee. If a U.S. Patent, describing the Licensed Property and the Licensed Products sold by Licensee, issues during the course of a Contract Year after Contract Year Two, then the Annual Minimum Royalty for that year shall be pro-rated by days for that year.

            Once Licensee has paid Licensor an aggregate of $**** in Royalty Amounts or Annual Minimum Royalty amounts under this License Agreement, Licensee may at any time terminate its Annual Minimum Royalty obligations by electing to convert its exclusive license to a non-exclusive license, as outlined in Section 2 above.

            Licensee does not, and cannot, guarantee any level of Net Sales under this Agreement, as the Licensed Property has not yet been commercially tested by Licensee.

            3.3  Partial Advance Payment at Signing of the Annual Minimum
                  -------------------------------------------------------
Royalty for Contract Year One.  Licensee shall pay Licensor the sum of $80,000
------------------------------
upon execution of this Agreement by both parties. Such amount shall be an advance payment of royalties, and shall be credited against Licensee's Royalty Amounts and Annual Minimum Royalty amount for Contract Year One.

            3.4  [Intentionally Omitted]

            3.5  (A)  Licensor's Right to Distribute Golf Balls Utilizing the
                      -------------------------------------------------------
Licensed Property.  Notwithstanding Licensee's exclusive licensed in this
------------------
Agreement. Licensor retains for itself the right to distribute, market, and sell golf balls utilizing the Licensed Property, subject to the terms of this Section
3.5. Licensor will distribute such balls under its own brand name and distribution network and shall not distribute such golf balls either to or through competitors of Licensee (other than Licensor itself).

                 (B)  Licensee to Manufacture Balls for Licensor.
                      -------------------------------------------

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                     (i)  During the term of this Agreement, Licensee agrees to make for, and sell to, Licensor golf balls utilizing the Licensed Property. Such golf balls shall be referred to as "Balls Manufactured for Licensor." At the outset of this Agreement, the price for Balls Manufactured for Licensor shall be $**** per dozen, plus normal shipping costs, assuming normal packaging and artwork. If Licensee's budget standard cost for Balls Manufactured for Licensor increases to a price above $**** per dozen, then the price for Balls Manufactured for Licensor shall be Licensee's budget standard cost plus ***%, plus normal shipping cots. Payment by Licensor to Licensee on Balls Manufactured for Licensor shall be due 30 days after shipping by Licensee. Licensor agrees that Licensee may deduct, as an offset, from any Royalty Amount or Minimum Annual Royalty amount owed by Licensee to Licensor, the amount of any invoices for Balls Manufactured for Licensor which are past due at the time the Royalty Amount or Minimum Annual Royalty amount is payable. No Royalty Amount shall be owned by Licensee on Balls Manufactured for Licensor under this Section 3.5.

                     (ii) Licensor agrees to purchase from Licensee all of Licensor's needs for golf balls utilizing the Licensed Property, unless Licensee is unable, after all reasonable efforts, to supply such balls to Licensee on a timely basis.

            3.6  Records and Audits.  Licensee shall maintain, or cause to be
                 -------------------
maintained, accurate and complete records sufficient to enable calculation of Royalty Amount payments due Licensor under this Agreement. Once per calendar year, Licensor shall have the right to select a certified public accountant to inspect and audit, on reasonable notice and during regular business hours, the records of Licensee to verify Licensee's statements and payments due under this Agreement. In the event of any audited shortfall in payments due from Licensee to Licensor hereunder, Licensee shall promptly rebut such shortfall or make payment of the shortfall to Licensor. Licensor shall bear the expense for such inspection and audit unless the audit ultimately reveals a discrepancy of more than five percent (5%) in payments due to Licensor, in which event Licensee shall bear the expense of the audit, and pay the shortfall to Licensor with interest thereon at the then applicable prime rate. Licensor's right to audit under this paragraph shall extend for a period of two years after the close of the year to be audited.

            3.7  Receipt of Licensor's Payments.  Licensor agrees that payments
                 -------------------------------
by Licensee shall be made to the address indicated in the preamble of this Agreement. Licensee shall have fully satisfied its payment obligations if its payments are made to such entity at such address, unless all parties connected with Licensor agree in writing to a change of such entity and address.


SECTION 4.  TERM
            ----

            4.1  Term.  The Term of this Agreement shall commence on April 1,
                 -----
2001 and shall extend (a) until the expiration of any and all Patents (defined in Section 1.2(B)), if any Patents issue to Licensor or its affiliates, or (b) until Licensee gives written notice to Licensor of Licensee's desire to terminate the Agreement, pursuant to Section 4.3 below. This Agreement may also terminate, or be terminated, earlier than the then-current Term pursuant to a party's termination rights in Sections 4.2 and 6.2 below.

            4.2  Early Termination due to Default, Bankruptcy.  If either party
                 ---------------------------------------------
violates or fails to perform any material obligation, term or condition of this Agreement, then the non-defaulting party may, at its option, cancel and terminate this Agreement by giving thirty (30) days written notice to the defaulting party, specifying the default. However, if the defaulting party within thirty (30) days after such notice reasonably cures the default, then the notice shall cease to be operative and this Agreement shall continue in full force and effect as though such default had not occurred. Additionally, if either party is adjudged

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bankrupt or becomes insolvent or makes an assignment for the benefit of creditors or is placed in the hands of a receiver or trustee in bankruptcy, then the other party may terminate this Agreement upon written notice to the bankrupt, insolvent or assigning party.

            4.3  Other Early Termination Rights.  For Licensee only: At any time
                 -------------------------------
during the Term and for any reason, Licensee may terminate this license upon giving Licensor three (3) months prior written notice. All obligations of Licensee shall cease as of the date of termination, other than Licensee's obligations to make payment of any Royalty Amounts owed under this Agreement as of the date of termination and in any sell-off period. Annual Minimum Royalty amounts shall not apply to Licensee in the year in which the termination date falls, pursuant to notice given under this Section 4.3. In addition, Licensee shall have the right to terminate immediately this Agreement, without any additional financial obligation to Licensor, in the event Licensor's ownership of the Licensed Property or any Patent has been successfully contested in a court of competent jurisdiction without any further right of appeal.

            4.4  Rights After Termination.  If a Patent covering any of
                 -------------------------
Licensee's Licensed Products has issued as of the date of termination, then Licensee may nevertheless continue to sell such Licensed Products which are covered by the Patent for a period up to six months after termination; provided, first, that Licensee has such Licensed Products in inventory or in current production at the time of termination; and provided, second, that Licensee shall pay to Licensor the Royalty Amount on all Net Sales of Licensed Products made in the jurisdiction of the issued Patent after termination under this paragraph.


SECTION 5.  PATENT FILINGS
            --------------

            Licensor shall bear the patent costs for all Patent filings.

SECTION 6.  LEGAL PROCEDURES
            ----------------

            This Section shall apply only if a Patent issues to Licensor which describes the Licensed Property.

            6.1  Enforcement of Infringements on a Patent.  In the event that
                 -----------------------------------------
Licensee becomes aware of any infringement of a Patent by another party respecting the Licensed Products, Licensee shall promptly notify Licensor of the infringement, and the parties shall consult with a view to reaching agreement as to the means of eliminating the infringement. Licensee shall have the first right (but not the obligation) to pursue enforcement. If Licensee initiates legal proceedings to eliminate the infringement, Licensor shall join as a named party, if necessary. Any recovery from such legal proceedings initiated by Licensee shall be Licensee's alone and Licensee shall be responsible for its costs in the legal proceedings, including the attorney fees. If Licensee does not initiate legal proceedings to eliminate the infringement within ninety (90) days of notification by Licensor, then Licensor may (but shall not be obligated to) initiate such legal proceedings at its own expense and Licensee shall join as a named party, if necessary. Any recovery from such legal proceedings initiated by Licensor shall be Licensor's alone and Licensor shall be responsible for its costs in the legal proceedings, including the attorneys fees.

            6.2  Licensee Accused of Infringement.  In the event of a claim by a
                 ---------------------------------
third party that Licensee's utilization of the Licensed Property infringes the intellectual property rights of such third party, Licensee shall have the right to terminate this Agreement promptly. Licensor agrees to cooperate with Licensee in any such suit, to establish that Licensor is the owner of the Licensed Property.

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SECTION 7.  SUBLICENSES AND ASSIGNMENTS
            ---------------------------

            7.1  Sublicenses.  Licensee shall have the right to grant
                 ------------
sublicenses under this Agreement. Licensor shall not have the right to grant sublicenses under this Agreement (although Licensor may grant other licenses, if this Agreement becomes a non-exclusive license at Licensee's election under
Section 2). If Licensee grants any sublicenses which would allow parties not affiliated with Licensee to sell, or offer for sale Licensed Products on or after the date of the date of the sublicense, then any payments or royalties to Licensee under such sublicense(s) shall be allocated between Licensor and Licensee as follows: (a) Licensor shall receive the amount equal to the Royalty Amount set forth in Section 1.5 of this Agreement, as applied to the Net Sales made by the sublicensee, without any inclusion of the Licensee's Net Sales, and
(b) Licensee shall receive and retain all amounts paid by a sublicensee in excess of Licensor's allocation in clause (a). The parties agree that Licensee shall be permitted to source Licensed Products from a third-party manufacturer, and such arrangement shall not be considered to be a sublicense requiring any payment to Licensor. The parties also agree that Licensee shall be permitted to grant sublicenses to its affiliates doing business under the "Wilson" name, and such sublicenses shall not be considered to be sublicenses requiring any payment to Licensor. The Royalty Amount on Net Sales made by Licensee's affiliates shall be based on the price of the Net Sale made by such affiliate, as determined and converted to U.S. dollars pursuant to the terms of Sections 1.5 and 1.6 of this Agreement.

            7.2  Assignments.  This Agreement shall only be assignable to a
                 ------------
third party purchaser of a party's entire business as it relates to the subject matter of this Agreement. Licensor shall have the right to assign its rights to any payments under this Agreement (in accordance with Section 3.7), provided that Licensor shall not thereby be released from its obligations hereunder, and the assignee's rights to receive payments shall be subject to the terms of this Agreement and Licensor's and the assignee's performance of their contractual obligations.

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SECTION 8.  WAIVERS
            -------

            The waiver by either party of any right hereunder, or failure to perform an obligation hereunder, or breach by the other party, shall not constitute a waiver of any other right, failure or breach by the other party, whether of a similar nature or otherwise.


SECTION 9.  ADDRESS FOR NOTICES AND REPORTS
            --------------------------------

            All notices and reports required to be given by Licensee to Licensor, or by Licensor to Licensee, shall be in writing and shall be mailed by registered or certified mail (return receipt requested), by overnight express mail, or by facsimile with a confirmation copy sent by registered or certified mail (return receipt requested) to the following address:

To Licensor:        As stated in the preamble to this Agreement
                    Attn:  C.S. Shira
                    Fax:  858.625.0684

or to Licensee:     As stated in the preamble to this Agreement
                    Attn:  Frank Garrett
                    Fax:  773-714-4557

SECTION 10.  GOVERNING LAW
             -------------

            The parties agree to submit themselves and the subject matter of any dispute arising under this Agreement to the law and the courts of California, including the federal courts sitting in California concerning any matter properly before the federal courts.


SECTION 11. REPRESENTATION OF OWNERSHIP; INDEMNIFICATION.
            ---------------------------------------------

            Licensor represents and warrants to Licensee: that Licensor owns all right, title and interest in the Licensed Property; that no other party has any rights to license any of the rights, including any Patent rights, licensed under this Agreement; and that it has no reason on this date to believe that utilization of the Licensed Property by Licensee would violate the intellectual property rights of any other party. Licensor agrees to indemnify Licensee to the full amount of the payments made by Licensee to Licensor (including reasonable expenses, and including attorney fees) to the extent that Licensor's representations are proved to be false as of the execution date of this Agreement.

SECTION 12. PACKAGING REFERENCE.
            --------------------

            Licensee agrees to place a statement on the packaging of the Licensed Products as follows: "Manufactured under license from Carbite Golf." It is intended that the placement will appear on the exterior of the dozen box.

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SECTION 13. ENTIRE AGREEMENT
            ----------------

            This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter contained herein, and merges all prior discussions and writings between them. Neither of the parties shall be bound by any terms, conditions, definitions, warranties or representations with respect to the subject matter of this Agreement, except as to matters expressly provided herein or duly set forth subsequent to the date hereof in writing signed by the party to be bound thereby.


SECTION 14. LICENSOR'S CURRENT LINE.
            ------------------------

            Licensor acknowledges that Exhibit A is an accurate depiction of Licensor's commercialization, as of this date, of the Licensed Property.


SECTION 15. PATENT PROSECUTION HISTORY AND DOCUMENTS.
            -----------------------------------------

            Licensor agrees, following execution of this Agreement, to provide Licensee with a complete copy of all patent prosecution documents and correspondence related to any Patent or application for a Patent or Patents. Licensor also agrees to provide Licensee with a copy of all future records and correspondence sent or received by Licensor to or from any patent office or department, or service, concerning any Patent or application for a Patent or Patents. The copies of such future records and correspondence shall be sent by Licensor to Licensee contemporaneously with Licensor's receipt or delivery of such materials. For clarification, the terms "Patent" and "Patents" in this
Section 15 have the same meaning as in Section 1.2(B).


            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, in duplicate, all as of the date written below. The parties agree that signature pages sent by facsimile machine are acceptable.


CARBITE INC.                 WILSON SPORTING GOODS CO.


By:  /s/ C. S. Shira,        By: /s/ Frank Garrett

Title: Chairman              Title:  Director, R&D

Date:  4/28/01               Date:  5/1/01

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